Exhibit 99.1

SPX Completes Spin-Off of FLOW Business

To Begin Trading on the New York Stock Exchange Under New Ticker Symbol

CHARLOTTE, N.C., Sept. 28, 2015 /PRNewswire/ — SPX Corporation (NYSE:SPXC) today announced that it has completed the spin-off of SPX FLOW, Inc. and will begin trading today on the New York Stock Exchange under the symbol “SPXC”.

SPX Corporation is led by non-executive Chairman, Patrick O’Leary and President and Chief Executive Officer, Gene Lowe.

“Today marks a significant milestone in the long history of our Company and also the beginning of a new chapter as we work to grow, advance and redefine SPX Corporation,” said Mr. O’Leary.  “Going forward, we will have greater strategic flexibility and will also have an increased ability to attract an investor base suited to our Company’s specific operational and financial characteristics.”

Mr. Lowe added, “We are well-positioned with established product brands and leading positions in HVAC, Detection and Measurement and Power markets.  We have a strong track record of innovation with the majority of our products designed to meet our customers’ need for higher efficiency and productivity.  As we move forward, we are focused on driving profitable growth, aligning our cost structure, enhancing our portfolio and executing disciplined capital allocation actions.”

Mr. Lowe is joined by an experienced executive team who bring extensive industry knowledge and strong functional and operational skills to SPX Corporation.  They include:

•                  Scott Sproule – Vice President, Chief Financial Officer and Treasurer

•                  Randy Data – President, South Africa and Global Operations

•                  John Swann – President, Weil-McLain, Marley Engineered Products and Radiodetection

•                  John Nurkin – Vice President, Secretary and General Counsel

•                  Tausha White – Vice President and Chief Human Resources Officer

•                  Brian Mason – President, SPX Transformer Solutions

•                  J.B. Ballard – President, TCI and Flash Technologies

•                  Darren Dickson – President, Genfare

•                  Rick Bowling – President, Power Generation

•                  Vivek Dhir – Vice President, Marketing and Business Development

About SPX Corporation:  Based in Charlotte, North Carolina, SPX Corporation is a leading supplier of highly engineered HVAC products, detection and measurement technologies and power equipment. With operations in about 20 countries, SPX Corporation has approximately $2 billion in annual revenues and approximately 6,000 employees worldwide. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol, “SPXC”.  For more information, please visit www.spx.com.

Investor Contact:

Paul Clegg, Vice President, Finance and Investor Relations

Phone:  980-474-3704

E-mail: Paul.Clegg@spx.com

SOURCE SPX Corporation.